Exhibit (a)(1)(A)

CHATTEM, INC.

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OUTSTANDING

2.00% CONVERTIBLE SENIOR NOTES DUE 2013

CUSIP NO. 162456  AP2

Pursuant to the terms and conditions of the Indenture (the “Indenture”), dated as of November 22, 2006, between Chattem, Inc., a Tennessee corporation (the “Company,” “we,” “us” and “our”), and U.S. Bank, National Association, as trustee (the “Trustee”), relating to the Company’s 2.00% Convertible Senior Notes Due 2013 (the “Notes”), each holder of the Notes has the right (the “Repurchase Right”) to require the Company to repurchase all or part of such holder’s Notes not yet converted upon the occurrence of a Fundamental Change (as defined in the Indenture).

On January 11, 2010 , pursuant to an Agreement and Plan of Merger, dated as of December 20, 2009, among the Company, sanofi-aventis, a French société anonyme (“sanofi”), and River Acquisition Corp., a newly-formed Tennessee corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of sanofi (the “Merger Agreement”), Merger Sub commenced a tender offer (the “Tender Offer”) for all outstanding shares of common stock of the Company (including the associated preferred stock purchase rights) (the “Common Stock”) at a purchase price of $93.50 net per share in cash, without interest and subject to any required withholding taxes. The Tender Offer expired at 12:00 midnight, New York City time, on February 8, 2010. As a result of the successful completion of the Tender Offer, a Fundamental Change (as defined in the Indenture) occurred on February 9, 2010 (the “Fundamental Change Effective Date”), and each holder of the Notes has the Repurchase Right described above.

sanofi intends to complete its acquisition of the Company by effecting a “short form” merger in accordance with the provisions of the Tennessee Business Corporation Act whereby Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) as an indirect wholly-owned subsidiary of sanofi. Each share of Common Stock that is issued and outstanding and that was not accepted for payment pursuant to the Tender Offer (other than any Shares owned by the Company, sanofi or any subsidiary of sanofi, including Merger Sub, all of which will be cancelled without conversion and any shares owned by any subsidiary of the Company, all of which will remain outstanding, with appropriate adjustment to the number thereof to preserve such subsidiary’s relative ownership percentage in the Company) will, at the effective time of the Merger, be cancelled and converted into the right to receive $93.50 per share of Common Stock, net in cash, without interest and less any required withholding taxes. Following the Merger, the Common Stock will no longer be listed on the NASDAQ Global Select Market.

The Repurchase Right will expire at 5:00 p.m., New York City time, on March 25, 2010, (the “Expiration Date”). Notes tendered for purchase may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on March 25, 2010 (the “Withdrawal Date”). Holders of Notes who validly tender their Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date will receive 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including the Repurchase Date (as defined herein) (collectively, the “Repurchase Price”). Payment of the Repurchase Price for Notes validly tendered and not validly withdrawn shall be made on March 26, 2010 (the “Repurchase Date”).

Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. Pursuant to the Indenture, Holders may surrender all or part of their Notes for conversion in connection with the Fundamental Change by delivering a Conversion Notice (as defined in the Indenture) to the Conversion Agent before 5:00 p.m., New York City time, on March 25, 2010 (the “Conversion Deadline”). Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer have conversion rights, unless we fail to purchase and pay for such Notes tendered pursuant to the Repurchase Right.

As of February 23, 2010, and after giving effect to the conversion of all Notes for which Conversion Notices have been received by the Conversion Agent as of such date, there are $8.0 million aggregate principal amount of Notes outstanding. The Trustee has informed us that, as of the date of this Offer to Repurchase (the “Offer to Repurchase”), all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

We have appointed the Trustee as paying agent (the “Paying Agent”) and conversion agent (the “Conversion Agent”) in connection with the Repurchase Right.

This Offer to Repurchase is being provided pursuant to Article 3 of the Indenture. All capitalized terms used but not specifically defined in this Offer to Repurchase shall have the meanings given to such terms in the Indenture. The Repurchase Right is subject to the terms and conditions of the Indenture, the Notes and this Offer to Repurchase and related notice materials (collectively, as amended or supplemented from time to time, the “Repurchase Right Materials”).

You should review this Offer to Repurchase carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to tender your Notes for purchase and, if so, the amount of Notes to tender. None of the Company, sanofi, Merger Sub, their respective Boards of Directors, their respective employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any holder as to whether or not to tender that holder’s Notes.

The Paying Agent and Conversion Agent is:

U.S. BANK NATIONAL ASSOCIATION

By Hand or Overnight Delivery:	By Facsimile for Eligible Institutions:	By Registered or Certified Mail:
(651) 495-8158

U.S. Bank National Association 60 Livingston Avenue 1st Floor – Bond Drop Window St. Paul, MN 55107	To Confirm By Telephone or For Information: (800) 934-6802	U.S. Bank National Association Attn: Corporate Trust Services P.O. Box 64111 St. Paul, MN 55164-0111

Additional copies of this Offer to Repurchase may be obtained from the Paying Agent at its address set forth above.

The date of this Offer to Repurchase is February 25, 2010

No person has been authorized to give any information or to make any representations other than those contained in the Repurchase Right Materials and, if given or made, such information or representations must not be relied upon as having been authorized. The Repurchase Right Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Repurchase Right Materials shall not under any circumstances create any implication that the information contained in the Repurchase Right Materials is current as of any time subsequent to the date of such information.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Offer to Repurchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Chattem, Inc.

Why are you offering to repurchase my Notes?

The Indenture, pursuant to which the Notes were issued, gives you, as a holder of the Notes, the right to require us to repurchase all or part of your Notes upon the occurrence of a Fundamental Change. This has been a right of holders of the Notes from the time the Notes were issued on November 22, 2006. As discussed above, a Fundamental Change has occurred as a result of the successful completion of the Tender Offer. (Pages 7-8)

What Notes are you obligated to purchase?

We are obligated to purchase all Notes validly tendered and not validly withdrawn by holders of the Notes. As described in the Indenture, holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of February 23, 2010, and after giving effect to the conversion of all notes for which Conversion Notices have been received by the Conversion Agent as of such date, there are $8.0 million aggregate principal amount of Notes outstanding. (Pages 7-8)

How much will you pay and what is the form of payment?

For each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Repurchase Right, we will pay, in cash, a Repurchase Price of $1,000 plus accrued and unpaid interest to, but excluding, the Repurchase Date. We estimate that the Repurchase Price will be $1,007.22 per $1,000 principal amount of Notes. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s Common Stock. (Page 8)

If I tender my Notes, when will I receive payment for them?

On March 26, 2010, the Repurchase Date, we will accept for payment all Notes validly tendered and not validly withdrawn pursuant to the Repurchase Right. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for those Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 12)

What are my conversion rights with respect to my Notes?

As a result of the successful completion of the Tender Offer, on the Fundamental Change Effective Date, holders of the Notes have the right (1) to require the Company to repurchase their Notes at their principal amount plus accrued and unpaid interest on the Repurchase Date or (2) to convert their Notes before the Conversion Deadline for cash at the applicable conversion rate under the Indenture, as may be adjusted under the Indenture.

If you do not tender your Notes pursuant to the Repurchase Right, you retain the conversion rights associated with your Notes pursuant to the Indenture (as supplemented following the closing of the Merger). If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have conversion rights, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right. (Pages 8-9)

Are my Notes currently convertible?

Yes. The Company previously announced the convertibility of the Notes pursuant to Section 4.1(a)(4) of the Indenture and indicated that Holders of Notes have the right to convert their Notes according to the terms of the Indenture at any time before the close of business on the business day immediately preceding the 45 th day after the Fundamental Change Effective Date, or 5:00 p.m., New York City time, on March 25, 2010, which we refer to herein as the Conversion Deadline.

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded over-the-counter or on the PORTAL Market of the NASDAQ Stock Market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of the Common Stock and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not reported and can be difficult to monitor. We urge you to obtain current market information for the Notes, to the extent available, prior to making any decision with respect to the Repurchase Right. (Page 9)

What do the Board of Directors of the Company, the Board of Directors of sanofi, the Board of Directors of Merger Sub and the Trustee think of the Repurchase Right?

Neither our Board of Directors, the Board of Directors of sanofi, the Board of Directors of Merger Sub, nor the Trustee has made any recommendation as to whether or not you should tender your Notes for purchase pursuant to the Repurchase Right. You must make your own decision whether to tender your Notes for purchase pursuant to the Repurchase Right and, if so, the amount of Notes to tender. The Repurchase Right and our offer to repurchase Notes pursuant thereto as described in this Offer to Repurchase is based solely on the requirements of the Indenture and the Notes. (Page 8)

When does the Repurchase Right expire?

The Repurchase Right expires at 5:00 p.m., New York City time, on the Expiration Date, which is March 25, 2010. We will not extend the period you have to accept the Repurchase Right unless required to do so by the United States federal securities laws. (Page 8)

What are the conditions to your repurchase of the Notes?

Our purchase of Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the satisfaction of the procedural requirements described in this Offer to Repurchase. (Page 8)

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Repurchase Right, you must tender the Notes through the transmittal procedures of DTC on or after the date of this Offer to Repurchase, but no later than 5:00 p.m., New York City time, on the Expiration Date.

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in this Offer to Repurchase. (Page 10)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time before 5:00 p.m., New York City time, on March 25, 2010, the Withdrawal Date. (Page 12)

How do I withdraw previously tendered Notes?

To withdraw previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date. (Page 12)

If I want to convert my Notes, what should I do?

If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent and (iv) pay any transfer or similar taxes, if required pursuant to Section 4.04 (Taxes on Conversion) of the Indenture. Please direct any questions or requests for assistance in connection with the tender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Repurchase. (Pages 8-9)

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 5:00 p.m., New York City time, on the Expiration Date, we will not repurchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture (as supplemented following the closing of the Merger) and the Notes. (Page 9)

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. (Page 9)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date. (Page 9)

If I do not tender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes. If a Fundamental Change not described in this Offer to Repurchase occurs in the future with respect to the Company, you will have the right, at your option, to require us to repurchase your Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but excluding the repurchase date in connection with such Fundamental Change.

If I do not tender my Notes for purchase, will it affect my conversion rights?

No. If you do not tender your Notes for purchase, your conversion rights will not be affected by the Repurchase Right. (Page 9)

If I do not tender my Notes for purchase and do not convert my Notes, will my Notes still accrue interest?

Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture (as supplemented following the closing of the Merger).

Will I continue to receive periodic financial statements and related reports from the Company?

No. Following the closing of the Merger, the Company intends to deregister the Common Stock under applicable SEC rules and delist from the NASDAQ Global Select Market. Accordingly, the Company will no longer be obligated to file information, documents or reports with the Securities and Exchange Commission ( the “SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Indenture does not require the Company to provide such reports if it ceases to be subject to such reporting requirements.

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase. (Page 10)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for purchase pursuant to the Repurchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. Such gain or loss will generally be capital gain or loss, provided that you hold your Notes as capital assets. You should consult with your tax advisor regarding the specific tax consequences to you. (Pages 15-16)

Who is the Paying Agent?

U.S. Bank, National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Repurchase Right and may be contacted at the address and telephone number set forth on the cover of this Offer to Repurchase.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Repurchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Repurchase contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Repurchase regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Offer to Repurchase are made as of February 25, 2010. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to February 25, 2010.

Notwithstanding anything in this Offer to Repurchase or any document incorporated by reference into this Offer to Repurchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1. Information Concerning the Company .

1.1.	The Company

The Company is approximately 130 years old and is a leading manufacturer and marketer of branded consumer healthcare products, toiletries and dietary supplements across niche market segments in the United States. The Company has regularly demonstrated its ability to sustain regular growth, both in terms of sales and profit, through the development of its own brands and the successful integration of acquired products. Chattem’s well known brands include Gold Bond®, Icy Hot®, ACT®, Cortizone-10®, Selsun Blue® and Unisom®. For more information, visit Chattem’s website at www.chattem.com.

The Company is organized under the laws of the state of Tennessee. Our principal executive offices are located at 1715 West 38th Street, Chattanooga, Tennessee 37409, and our telephone number is (423) 821-4571.

1.2.	The Merger Agreement and the Tender Offer

On December 20, 2009, the Company, sanofi and Merger Sub entered into the Merger Agreement. In connection with the Merger Agreement, Merger Sub commenced a tender offer on January 11, 2010 (the “Tender Offer”) for all of the Company’s Common Stock at a purchase price of $93.50 net per share in cash, without interest and subject to any required withholding taxes (the “Offer Price”). The Tender Offer expired at 12:00 midnight, New York City time, on February 8, 2010. On February 9, 2010, sanofi announced the successful completion of the Tender Offer. As a result of the successful completion of the Tender Offer, a Fundamental Change (as defined in the Indenture) occurred on February 9, 2010, the Fundamental Change Effective Date, and each holder of the Notes has the Repurchase Right described below.

Sanofi intends to complete its acquisition of the Company by effecting a “short-form” merger in accordance with the provisions of the Tennessee Business Corporation Act whereby Merger Sub will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of sanofi. Each share that is issued and outstanding and that has not been accepted for payment pursuant to the Tender Offer (other than any shares owned by the Company, sanofi, or any subsidiary of sanofi, including Merger Sub, all of which will be cancelled without conversion and any shares owned by any subsidiary of the Company, all of which will remain outstanding, with appropriate adjustment to the number thereof to preserve such subsidiary’s relative ownership percentage in the Company) will, at the effective time of the Merger, be cancelled and converted into the right to receive $93.50 per share, net in cash, without interest and less any required withholding taxes. Following the Merger, the common stock will no longer be listed on the NASDAQ Global Select Market.

2. Definitions. All capitalized terms used but not specifically defined in this Offer to Repurchase shall have the meanings given to such terms in the Indenture.

3. Information Concerning the Notes. The Notes were issued under the Indenture and mature on November 15, 2013. As of February 23, 2010, and after giving effect to the conversion of all Notes for which Conversion Notices have been received by the Conversion Agent as of such date, there are $8.0 million aggregate principal amount of Notes outstanding. We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Notes.

3.1. The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of a Fundamental Change, we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest to, but excluding, the Repurchase Date.

The Fundamental Change Company Notice dated January 25, 2010, was mailed to all holders of the Notes in satisfaction of the Fundamental Change tender notice requirements of section 3.01(b) of the Indenture. The Repurchase Right will expire at 5:00 p.m., New York City time, on March 25, 2010. We will not extend the period that holders have to accept the Repurchase Right unless required to do so by the United States federal securities laws. Our purchase of Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the satisfaction of the procedural requirements described in this Offer to Repurchase.

3.2. Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by us for each $1,000 principal amount of the Notes on the Repurchase Date is 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Repurchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We estimate that the Repurchase Price will be $1,007.22 per $1,000 principal amount of Notes. We will pay the Repurchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. We urge holders of Notes to obtain the best available information as to the current market prices of the Notes and the Company’s Common Stock before making a decision whether to tender Notes for purchase.

None of the Company, sanofi, Merger Sub, their respective Boards of Directors, their respective employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to holders as to whether or not to tender Notes for purchase pursuant to this Offer to Repurchase. Each holder must make its own decision whether or not to tender Notes for purchase and, if so, the principal amount of Notes to tender based on that holder’s own assessment of the current market value of the Notes, the Company’s Common Stock and other relevant factors.

3.3. Conversion Rights of the Notes. Pursuant to the Indenture, Holders may currently surrender all or part of their Notes for conversion in connection with the Fundamental Change by delivering a Conversion Notice to the Conversion Agent before the Conversion Deadline. The Company previously announced on January 25, 2010, that it intends to settle conversion of the Notes 100% in cash, based on a conversion value determined with a price per share of Common Stock of $93.50, as soon as practicable after Holders surrender their Notes for conversion. Following the closing of the Merger, the Company and the Trustee will enter into a supplemental indenture to amend the Indenture to fix the Company’s conversion obligation with respect to the Notes. As set forth in the supplemental indenture, the Company’s conversion obligation with respect to Notes that are converted at any time after the effective date of the Merger will be fixed at an amount in cash based on a conversion value determined with a price per share of Common Stock of $93.50.

Pursuant to the terms of the Indenture, following the closing of the Merger, the Notes may be converted into cash on or prior to the trading day immediately preceding the maturity date of November 15, 2013, under the following circumstances:

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until 5:00 p.m., New York City time, on March 25, 2010, at the option of the Holder, as set forth in the Fundamental Change Company Notice issued by the Company on January 25, 2010 regarding the right of Holders to convert their Notes as a result of the Fundamental Change; and after March 25, 2010, and at any time prior to the close of business on the trading day immediately preceding the maturity date of May 1, 2014,

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if a Fundamental Change (other than in connection with the Merger) occurs, at any time before the close of business on the business day immediately preceding the close of business on the business day immediately preceding the 45th day after the effective date of the Fundamental Change; or

•	during specified periods in connection with specified corporate transactions described in Section 4.01(a)(2) and (3) of the Indenture.

In contrast, for Notes that you tender pursuant to this Offer to Repurchase, you also will be entitled to receive accrued and unpaid interest to, but excluding, the Repurchase Date. Accordingly, the Company estimates that you will receive $1,007.22 per $1,000 principal amount of Notes, assuming the Repurchase Date occurs on March 26, 2010.

In order to exercise your conversion right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to the book-entry conversion program of DTC, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Note, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent and (iv) pay any transfer or similar taxes, if required pursuant to Section 4.04 (Taxes on Conversion) of the Indenture.

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture filed by the Company as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 29, 2006.

Holders that do not tender their Notes for purchase pursuant to the Repurchase Right retain the conversion rights associated with their Notes pursuant to the Indenture. Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date, as described in Section 5 below. Holders who validly tender and do not validly withdraw their Notes prior to the Withdrawal Date will no longer have conversion rights, unless we fail to purchase and pay for such Notes tendered pursuant to the Repurchase Right.

3.4. Market for the Notes and the Company’s Common Stock . There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded over-the-counter or on the PORTAL Market of the NASDAQ Stock Market (“PORTAL”). To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the trading price of the Company’s Common Stock and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not reported and can be difficult to monitor.

Following the expiration of the Repurchase Right, we expect that Notes not purchased pursuant to the Repurchase Right will continue to be traded on PORTAL and over-the-counter; however, the trading market for the Notes that remain outstanding may be even more limited. We cannot assure you that a trading market will exist for the Notes following the Repurchase Date. The extent of the market for the Notes following the Repurchase Date will depend upon, among other things, the remaining outstanding principal amount of the Notes, the number of holders of Notes remaining and the interest on the part of securities firms in maintaining a market in the Notes.

The Trustee has informed us that, as of the date of this Offer to Repurchase, all of the Notes are held in global form through DTC. As of February 23, 2010, and after giving effect to the conversion of all Notes for which Conversion Notices have been received by the Conversion Agent as of such date, there are $8.0 million aggregate principal amount of Notes outstanding and DTC was the sole record holder of the Notes.

We urge you to obtain current market information for the Notes, to the extent available, and the Company’s Common Stock before making any decision with respect to the Repurchase Right.

3.5. Ranking. The Notes are our direct senior, unsecured obligations and rank equal in right of payment to all of our existing and future senior, unsecured indebtedness. The Notes are effectively subordinated to all of our existing and future secured indebtedness (to the extent of the value of the assets securing that indebtedness). Creditors of each of our subsidiaries, including trade creditors, generally have priority with respect to the assets and earnings of each subsidiary over the claims of our creditors, including holders of the Notes. The Notes, therefore, effectively are subordinated to the claims of creditors, including trade creditors, of our subsidiaries. As of February 23, 2010, we did not have any secured indebtedness outstanding.

4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. In order to receive the Repurchase Price for their Notes, holders must tender their Notes on or after the date of this Offer to Repurchase, but no later than 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Notes, however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Offer to Repurchase, DTC is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase.

Notes that are not validly tendered pursuant to the Repurchase Right on or before 5:00 p.m., New York City time, on the Expiration Date will remain outstanding at the option of the holder and will continue to be subject to the existing terms of the Indenture (as supplemented following the close of the Merger) and the Notes.

4.1. Method of Delivery. Since DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through DTC’s Automatic Tenders over the Participant Terminal System (“ATOP”). Any tender of Notes is at the risk of the person tendering those Notes.

4.2. Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	pursuant to the Repurchase Right, such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture;

•	such holder has received this Offer to Repurchase;

•	such holder agrees to all of the terms of this Offer to Repurchase;

•

upon the terms and subject to the conditions set forth in this Offer to Repurchase, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such holder (i) irrevocably sells, assigns and transfers to us, all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Repurchase;

•

such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•

such holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, subject to the terms and conditions of the Indenture, the Notes and this Offer to Repurchase, as amended and supplemented from time to time on the Repurchase Date;

•

payment for Notes purchased pursuant to the Offer to Repurchase will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•

tenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Offer to Repurchase at any time prior to 5:00 p.m., New York City time, on the Withdrawal Date by written notice of withdrawal delivered pursuant to the procedures set forth in this Offer to Repurchase;

•

all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Repurchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

4.3.	Delivery of Notes.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder’s Notes and instruct that nominee to tender the Notes for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes Held by DTC Participants.”

Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes; and

•	electronically transmitting such holder’s acceptance through ATOP, subject to the terms and procedures of that system.

In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the terms of the Repurchase Right, including those set forth in Section 4.2 above.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

5. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Withdrawal Date. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 4 above.

In order to withdraw Notes on or prior to the Withdrawal Date, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

Notes tendered for purchase pursuant to the Repurchase Right may not be converted unless such Notes are first withdrawn on or prior to the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw your Notes on or prior to the Withdrawal Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date.

6. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the Paying Agent will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase the Notes is approximately $8.06 million (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand.

7. Cancellation of Notes Acquired. Any Notes purchased by us pursuant to the Repurchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

8. Plans or Proposals of the Company. Following the closing of the Merger, the Company intends to deregister the Common Stock under applicable SEC rules and delist from the NASDAQ Global Select Market. Accordingly, the Company will no longer be obligated to file information, documents or reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

On February 11, 2010, the Company informed NASDAQ that, as a result of the resignation and appointment of certain directors in accordance with the terms of the Merger Agreement, the Company is no longer in compliance with NASDAQ Listing Rule 5605(c) (“Rule 5605(c)”) which requires that the audit committee of the Company’s Board of Directors (the “Board”) be composed of at least three independent directors. As a result of the actions described below, there are only two independent members of the Board. Each of the independent directors serves on the Company’s audit committee. If the Merger does not occur, the Company will take the necessary steps to appoint an additional independent director to the Board and to the Company’s audit committee in order to comply with Rule 5605(c).

Section 1.4(a) of the Merger Agreement provides that, promptly upon the acceptance for payment of shares of Common Stock by sanofi or Merger Sub or any of their affiliates pursuant to the Tender Offer, sanofi shall be entitled to designate four directors, to serve on the Board. On February 9, 2010, pursuant to the terms of the Merger Agreement, the following directors of the Company resigned from the Board: Ruth W. Brinkley, Samuel E. Allen, Bill W. Stacy and Philip H. Sanford. In addition, on February 9, 2010, the following designees of sanofi (the “sanofi Designees”) were appointed to the Board: Hanspeter Spek, Gregory Irace, Laurent Gilhodes and Hans Regenauer. Mr. Gilhodes was appointed as a member of the class of directors whose terms are set to expire in 2010. Messrs. Spek, Irace and Regenauer were appointed as members of the class of directors whose terms are set to expire in 2011.

Messrs. Irace and Spek have been appointed as members of the Company’s compensation committee. Mr. Gary D. Chazen was appointed as a member of the Company’s audit committee.

Pursuant to the Merger Agreement, and as previously disclosed, the Company agreed to amend its Amended and Restated Bylaws, as amended (the “Bylaws”), effective upon sanofi’s request but no sooner than the consummation of the Tender Offer. On February 9, 2010, after accepting shares of Common Stock for payment pursuant to the Tender Offer, sanofi requested that the amendment to the Bylaws (the “Amendment”) become effective and the Amendment was adopted by the Board.

The Amendment (i) fixes the size of the Board at eight directors, (ii) changes the voting requirements such that any act of the Board requires the affirmative vote of at least a majority of the directors constituting the entire Board and (iii) changes the quorum requirements such that at least 50% of the directors present for the purposes of determining a quorum at any meeting of the Board or any committee thereof must be sanofi’s designees. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 12, 2010, and is incorporated herein by reference.

Also in connection with the Merger Agreement, the Company has (1) (a) elected to redeem all of its 7% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”) on March 11, 2010, the redemption date, and instructed U.S. Bank, National Association, as trustee, to provide holders of the Senior Subordinated Notes with a notice of redemption in accordance with the terms of the Indenture, dated as of February 26, 2004 (the “Senior Subordinated Note Indenture”), among the Company, its domestic subsidiaries, as guarantors, and SouthTrust Bank, as trustee, relating to the Senior Subordinated Notes, as amended by the First Amendment to and Supplemental Indenture, dated July 25, 2006, among the Company, its domestic subsidiaries, as guarantors, and U.S. Bank, National Association (as successor-in-interest to SouthTrust Bank), as trustee, and (b) satisfied and discharged the Senior Subordinated Note Indenture and (2) terminated the Credit Agreement, dated as of February 26, 2004, as subsequently amended and/or restated, among the Company, its domestic subsidiaries, as guarantors, the Lenders (as defined therein) and Bank of America, N.A., as agent for the Lenders.

Except as otherwise disclosed in this Offer of Purchase, the Company currently has no plans, proposals, or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of an amount of the Company’s assets or any of its subsidiaries’ assets which is material to the Company and its subsidiaries, taken as a whole;

•

any change in the Company’s present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that the Company may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•

any material change in the Company’s present dividend rate or policy, the Company’s indebtedness or capitalization, the Company’s corporate structure or the Company’s business, other than to potentially reprice certain employee options;

•	the acquisition or disposition by any person of the Company’s securities; or

•	any changes in the Company’s charter or by-laws that could impede the acquisition of control of the Company.

9. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from such persons; and

•

during the 60 days preceding the date of this Offer to Repurchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes, other than the Merger and related transactions required by the Indenture as described elsewhere herein.

A list of the directors and executive officers of the Company is attached to this Offer to Repurchase as Annex “A”.

10. Agreements Involving the Company’s Securities. Except as described above and in this Offer to Repurchase, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Repurchase Right until at least the tenth business day after the Repurchase Date. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price and on other terms and for forms of consideration that may be different from those of the Repurchase Right. A decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Repurchase Right, the market price of the Notes, the market price of the Company’s Common Stock, the business and financial position of the Company and general economic and market conditions.

12. Certain United States Tax Considerations. The following discussion summarizes certain United States federal income tax considerations that may be relevant to a holder if a holder exercises the Repurchase Right or converts the Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Offer to Repurchase. All of these laws and authorities are subject to change, possibly with retroactive effect.

This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person that owns Notes as part of a straddle, conversion transaction or constructive sale for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	expatriates and former long term residents of the U.S.

This summary does not describe all of the tax considerations that may be relevant to a holder. All holders should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Repurchase Right or converting the Notes, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

U.S. Holders

This discussion describes the tax consequences to a U.S. holder. A U.S. holder means a beneficial owner of the Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it has validly elected to be treated as a U.S. person or a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

This discussion does not apply to non-U.S. holders.

Exercise of the Repurchase Right or Conversion Rights

Generally, a U.S. holder will recognize capital gain or loss upon the exercise of the Repurchase Right or conversion rights. The U.S. holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without tax) and (ii) the U.S. holder’s adjusted tax basis in the Notes tendered.

The U.S. holder’s adjusted tax basis in the Note will generally equal the original purchase price paid for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Note.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the holder held the Note for more than one year at the time of the sale of the Note pursuant to the Repurchase Right or the time of exercise of conversion rights, as applicable. Long term capital gains of non-corporate U.S. holders currently are taxed at a maximum 15% federal rate. The deductibility of capital losses is subject to limitations.

A U.S. holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Repurchase Right or upon the exercise of conversion rights, as applicable, as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior holders of the Notes) of the Notes at the time acquired by the holder over the holder’s initial tax basis in the Notes.

Non-U.S. Holders

This discussion describes the tax consequences of exercise of the Repurchase Right and conversion of the Notes to a non-U.S. holder. A non-U.S. holder means a beneficial owner of Notes (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. This section does not apply to U.S. holders.

Amounts received pursuant to the exercise of the Repurchase Right or the conversion of the Notes, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that the U.S. holder (a) does not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed IRS Form W-8BEN establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Repurchase Right or the conversion of the Notes unless (i) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and certain conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder.

If a non-U.S. holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Repurchase Right or the conversion of the Notes is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding

The Code and Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. holders upon purchase of the Notes or conversion of Notes into cash are generally subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

The “backup withholding” rules generally require payors to withhold tax at a rate of 28% from payments subject to information reporting if the recipient fails to furnish its correct taxpayer identification number to the payor or fails to certify that payments received by such U.S. holder are not subject to backup withholding. To satisfy these requirements and prevent backup withholding, U.S. holders electing to exercise the Repurchase Right or convert the Notes should complete the Substitute Form W-9 enclosed with the Letter of Transmittal and provide it to the Paying Agent. A U.S. holder exempt from backup withholding and information reporting should so indicate in Part 2 of the Substitute Form W-9.

If a non-U.S. holder holds Notes through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Notes are held by a non-U.S. holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. To prevent backup withholding, non-U.S. holders should (i) submit a properly completed IRS Form W-8BEN (or other applicable Form W-8) certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Form W-8BEN may be obtained from the Paying Agent.

Certain holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements. See the copy of the IRS Substitute Form W-9, Request for Taxpayer Identification Number and Certification, and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 enclosed with the Letter of Transmittal for additional information and instructions.

13. Additional Information. The Company is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The documents listed below (as they may be amended from time to time) contain important information about the Company and its financial condition, which are hereby incorporated by reference into this Offer to Repurchase:

•	the Company’s Annual Report on Form 10-K for the year ended November 30, 2009, filed with the SEC on January 28, 2010;

•	the Company’s Current Reports on Form 8-K, filed on February 12, 2010 and February 25, 2010;

•

all documents the Company filed with (but not furnished to) the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Repurchase and prior to 5:00 p.m., New York City time, on the Repurchase Date; and

•

the Indenture, dated as of November 22, 2006, between the Company and U.S. Bank, National Association, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 29, 2006.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Repurchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Repurchase Right.

15. Conflicts. In the event of any conflict between this Offer to Repurchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

CHATTEM, INC.

February 25, 2010

ANNEX “A” BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the current members of the Company’s board of directors and each of the Company’s current executive officers.

Directors

Name	Title
Zan Guerry	Chairman
Robert E. Bosworth	Director
Gary D. Chazen	Director
Joey B. Hogan	Director
Hanspeter Spek	Director
Gregory Irace	Director
Laurent Gilhodes	Director
Hans Regenauer	Director

Executive Officers

Name	Title
Zan Guerry	Chairman and Chief Executive Offer
Robert E. Bosworth	President and Chief Operating Officer
Robert B. Long	Vice President and Chief Financial Officer
Theodore K. Whitfield, Jr.	Vice President, General Counsel and Secretary

The business address of each person set forth above is c/o Chattem, Inc., 1715 West 38th Street, Chattanooga, Tennessee 37409, and our telephone number is (423) 821-4571.